Press Release	Source: Advantage Capital Development Corp.

Advantage Capital Development Corp. Announces Details of Issue of Special Dividend Distribution of Global IT Holdings Inc. Common Stock

Advantage Capital to Retain 9.9 Percent Interest in Portfolio Company

MIAMI—(March 6, 2006)--Advantage Capital Development Corp. (Pink Sheets: AVCP) today announced the details of a special stock dividend distribution declared by its board of directors of one of its portfolio companies, Global IT Holdings, Inc., (Pink Sheets: GBTH) to current Advantage Capital shareholders. Advantage Capital is issuing a dividend of 331,799,021 of its common shares of Global IT Holdings, Inc. to Advantage Capital’s shareholders of record on February 20, 2006 pro rata that hold greater than 1,000 shares of Advantage Capital common stock. All shareholders of record holding 1,000 shares or less of Advantage Capital’s common stock shall be entitled to receive a cash dividend equal to the value of the stock dividend that they would otherwise have been entitled to receive. For every share of Advantage Capital Development Corp. held, Advantage Capital shareholders that hold greater than 1,000 shares of Advantage Capital common stock will receive 16.1471285 shares of Global IT Holdings, Inc.

Advantage Capital, which currently owns 22.5 percent of Global IT Holdings, Inc., will retain a 9.9 percent stake in the IT staffing holding company.

“The special stock dividend distribution is in keeping with our ongoing commitment to create shareholder value,” said Jeffrey Sternberg, President and CEO Advantage Capital Development Corp. “Advantage Capital shareholders will now also have a stake in one of our rising portfolio companies which has demonstrated its ability to effectively compete in the domestic IT staffing industry.”

Global IT Holdings, Inc. is a Nevada holding company with operations in New York which was created to acquire targeted IT staffing firms. The Company’s current holdings include Platinum IT Consulting, Inc. and its associated company, Parker Clark Data Processing. These two companies, which have served the New York and New Jersey markets for 25 years, have combined annual revenues in excess of $5 million. For additional information go to www.platinumit.com

According to the American Staff Association, U.S. annual sales for temporary help totaled $63.3 billion in 2004, nearly on par with the industry’s sales peak in 2000 and 12.5% more than 2003. For the past three decades the industry has grown at a rate of 10 percent a year. Ninety percent of U.S. companies use temporary staffing services.

About Advantage Capital Development Corp.

Advantage Capital is a business development company, which operates specifically to meet the needs of small and emerging companies that need capital to grow. Business development companies, as defined under the Investment Act of 1940, are specifically designed to encourage the growth of small businesses. The rules provide certain financing advantages for companies that invest in small and emerging businesses. As a result, this will include investing in both public and private entities using certain types of debt and equity financing not normally available to other public companies.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward- looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contact:

Peter Nasca Associates, Inc., Miami
Peter Nasca, 305-937-1711
pnasca@pnapr.com